Exhibit 99.2








CONTACTS:  Howard High
           Press Relations
          (408) 765-1488

           Scott Nirenberski
           Investor Relations
           (408) 765-8418


             INTEL 1994 REVENUE, EARNINGS PER SHARE SET RECORDS
                Q4 Results impacted by a $475 million charge
SANTA CLARA, Calif., January 17, 1995 -- Driven by a robust personal computer market, Intel Corporation's 1994 revenue and earnings per share set new records, the company announced today.
     Revenue totaled $11.52 billion, up 31% from $8.78 billion for 1993. As a result of a one-time pretax charge of $475 million, net income decreased slightly to $2.29 billion, from $2.30 billion for the previous year. After the charge, which amounted to $0.70 per share, earnings per share increased to $5.24 from $5.20 per share for 1993.
     Fourth quarter revenue of $3.23 billion, up 35% from $2.39 billion a year ago, marked the first quarter in which Intel's revenue exceeded $3 billion. Net income totaled $372 million, down 37% from $594 million for the fourth quarter of 1993. Post-charge earnings per share were $0.86, versus $1.35 a year earlier.
     The fourth quarter results announced today compare with third quarter revenue of $2.86 billion, and net income of $659 million or $1.52 per share. Third quarter pretax income benefited from $45 million of non-recurring items or approximately $0.07 earnings per share.
     Fourth quarter 1994 revenue and cost of sales were impacted by a one-time charge taken to cover replacement and other costs associated with a divide problem in the floating point unit of the company's Pentium(tm) processor. As a result, fourth quarter gross margin was reduced by $475 million. This charge resulted in a $0.70 per share impact to fourth quarter and 1994 earnings per share.
     Based on Intel's analysis, the problem can result in reduced precision in floating point divide operations once in every nine billion random number pairs. n December, the company offered to replace the processor for any PC owner whose system is based on this version of the Pentium processor.
     The charge covers replacement costs, replacement material and writedown of the company's inventory of the earlier versions of Pentium processors. The company said it believed the charge announced today will be sufficient to cover all associated costs.
     In 1994, Intel repurchased a total of 10.9 million shares of common stock at a cost of $658 million under its stock repurchase program.
     President and Chief Executive Officer Andrew S. Grove, said, "Demand was very strong for both Pentium and Intel486(tm) processors during the holiday season. Unit shipments of the Pentium processor approximately doubled versus the previous quarter and we expect continued strong growth in the first quarter of 1995.
     "We have done a very rapid manufacturing cutover to the updated version of the Pentium processor, and currently all Pentium processor shipments are of the updated version. We were able to make this very rapid transition because Intel's manufacturing operation performed so well. The usual holiday shutdowns were canceled and the group pulled out all the stops to ramp production of the updated version.
     "The replacement program is complex. We serve hundreds of manufacturers of Pentium processor-based systems worldwide. They use a variety of heat sinks, sockets and motherboards, and we offer five speed selections of Pentium processors in various packages. Almost overnight, we created an infrastructure to serve thousands of callers daily, and to get the right replacement processor in their machines as quickly as possible. Our people are working hard to make this happen.
     "The Pentium processor divide problem has been a learning experience for Intel. In the end, I think it will strengthen the company by improving our policies and infrastructure for serving consumers with a wide range of computing needs," Dr. Grove said.

BUSINESS UPDATE
- ---------------
Processor Products
- ------------------
     Key Q4 1994 developments in the company's processor products business include the following:
*  Unit volume of microprocessor shipments set a new quarterly record.
* In spite of very strong Intel486 bookings in the fourth quarter, the dollar volume of fourth quarter Pentium processor bookings was larger than bookings of the Intel486 chip for the first time.
* The company said approximately 23% of its fourth quarter processor unit shipments for the desktop computer market segment were represented by the Pentium processor.
* The 100-MHz Pentium processor moved into volume production during the quarter.
* Intel achieved its goal of doubling microprocessor performance at major PC price points in 1994. For example, during the December 1993 holiday season the consumer was able to purchase a PC based on the Intel486 DX2-50MHz processor with 4 megabytes of RAM, a 200 megabyte hard disk drive and monitor for about $2,000. In the December 1994 holiday season that same $2,000 would enable the consumer to purchase a PC based on the 60-MHz Pentium processor with 8 megabytes of RAM, a 400+ megabyte hard disk drive and monitor.
* Quarterly unit volume of PC board shipments set a new Intel record. The company expects quarterly unit volume of PC board shipments to continue to increase in 1995.
* At the 1994 Comdex Computer show, NEC Corporation, Texas Instruments Incorporated, and Toshiba Corp. demonstrated new PC notebook products based on the 75-MHz Pentium processor. To date, 28 companies have announced plans to produce mobile PCs based on the Pentium processor.
* Intel's Scalable Systems Division set a new world supercomputing record. The Paragon(tm) XP/S MP supercomputer at Oak Ridge National Laboratory, employing 6,768 Intel I860(R) XP processors, performed in excess of 281 billion instructions per second on certain applications. This represents a performance increase of over 50% from the prior speed record.

Communications & Network Products
- ---------------------------------
     In the fourth quarter Intel announced new products and enhanced capability for its ProShare(tm) personal conferencing family. The ProShare Video System 200 now includes the capability to conduct video conferences over local area networks (LAN) in addition to ISDN (integrated services digital network) networks. Intel also introduced an extension of its LANDesk(tm) Manager family that allows network administrators to manage the deployment of video conferencing over existing corporate networks. In its December 94 issue, PC Computing selected LANDesk manager software as the 1994 most valuable product in networking management.
     Intel acquired certain assets of Shany Computers, Ltd. this quarter. Shany's flagship AlertVIEW(R) product detects, diagnoses, and corrects LAN-based PC software application errors across a wide spectrum of networking environments. The acquired assets will further Intel's end-to-end network management strategy by complementing the company's PC LAN management LANDesk product family.

Semiconductor Products
- ----------------------
     Sales of Intel's flash memory products reached a new record in the fourth quarter as Intel continued to be the number one supplier of flash memory chips in the world. Applications for flash memory in wireless communications and networking products have been the principal drivers of growth in Intel's flash memory business in recent quarters. Intel also announced two 16-megabit embedded flash RAM devices featuring high-performance interfaces that allow both code storage and direct data execution.
     During the fourth quarter, Intel introduced new microcontrollers based on the MCS(R) 251 architecture. These new 8-bit microcontrollers are expected to give customers a 5-15 times performance improvement over current 8-bit devices while preserving full compatibility with existing system design and support software.

Geographic Review
- -----------------
     Intel's revenue breakdown by major geographic regions is summarized below:
                                         Q4 93          Q3 94          Q4 94
Percent of revenue
      by geographic area
Americas                                   45             53             48
Europe                                     33             23             32
Asia Pacific                               14             15             12
Japan                                       8              9              8

     Bookings for the fourth quarter were slightly greater than billings due to a robust PC market. Fourth quarter 1994 bookings set a record.
     A healthy rebound in European sales in the fourth quarter and growth in the Americas market drove the revenue increase. Sales in the Asia-Pacific and Japan markets were down from the prior quarter.

Manufacturing Review
- --------------------
     The company has successfully transitioned to the new stepping needed to produce the updated version of the Pentium processor without the floating point divide problem.
     Fab 5 in Oregon converted its existing six-inch wafer, 0.8-micron capacity to six-inch wafer, 0.6- micron technology. The converted Fab 5 was qualified for production and began shipping volume quantities of advanced Intel486 and Pentium processors in the fourth quarter. Conversion of existing six-inch wafer, 0.8-micron capacity to advanced 0.6-micron capacity continues at Fab 9 in New Mexico.
     The company completed a project to upgrade Fab D1, in Aloha, Oregon to a full production facility. Fab D1, which features the next generation 0.35-micron process technology, will begin to ramp shortly. Additional state-of-the-art 0.35-micron capacity is being readied at Fab 11 in New Mexico.
     During the fourth quarter Intel announced and began major expansions in its production and process technology research and development (R&D) facilities.
The company began the expansion of its Fab D2 production facility in Santa Clara that will roughly double the size of the existing facility. The company also broke ground on a new R&D facility in Oregon known as Fab D1b. Fab D1b will initially serve as a home for Oregon's Portland Technology Development operation, which creates the manufacturing recipes for future Intel chips.
The plant will develop technologies in the sub-0.25-micron range and later be converted into a manufacturing facility.

Marketing Review
- ----------------
     Intel continued its Pentium processor merchandising campaign during the fourth quarter with extensive television advertisements and cooperative advertising in retail stores.
     Intel's "Passport To The World" exhibit at the Comdex computer show and Consumer Electronics show in Las Vegas featured a six minute presentation of some of the latest PC applications, including ProShare video conferencing, and CNN-At-Work*, running on Pentium processor-based systems in real-world situations.

FINANCIAL REVIEW
- ----------------
Income Statement
- ----------------
     Q4 1994 net revenue was up 13% from Q3 1994, driven by higher revenue from Pentium processors, and board-level products. Fourth quarter revenue was reduced slightly by the revenue portion of the charge for Pentium processors with the floating point divide problem.
     Cost of sales in Q4 1994 increased 59% from Q3 1994, driven by a one-time charge to cover costs related to inventory writedown and replacement of Pentium processors containing the floating point divide problem, and higher volumes of board-level products. Primarily as a result of these items, gross margin percentage decreased 18 percentage points and gross margin dollars decreased by $385 million from Q3 1994.
     Q4 1994 total expenses increased 11% from Q3 1994. Marketing, general and administrative expenses increased $64 million primarily as a result of expenditures for the Pentium processor merchandising campaign.
     Interest and other income was $67 million. The company expects interest and other income to be in the $65 million range for Q1 1995, subject to prevailing interest rates and excluding the litigation settlement with Advanced Micro Devices, Inc. The tax rate throughout 1994 was 36.5%. For 1995, the company expects its tax rate to be 37.0%.
    Shares and equivalents used in the calculation of earnings per share decreased primarily as a result of the stock repurchase program. Shares and equivalents are summarized below:
(millions of shares)

                                                    1993     1994
                                Q3 94     Q4 94     Year     Year
Average Outstanding              413       413       418      415
Equivalents                       21        20        23       22
Total                            434       433       441      437


Balance Sheet
     Intel's net cash position (short- and long-term investments less short- and long-term debt) increased by $256 million in Q4 1994 to $3.63 billion.
Significant components of the changes in cash for Q4 1994 and year-to-date are summarized below:



Increase/(Decrease)
(in millions)
                                                        Twelve Months ended
                                Q4 94                    December 31, 1994

Net income                       $372                            $2,288
Depreciation                      282                             1,028
Capital spending                 (760)                           (2,441)
Working capital
      and other, net              461                              (415)
Put warrant proceeds, net          11                                76
Stock repurchase program         (111)                             (658)
Sales of shares to employees,
     including tax benefit         26                               215
Redemption of stock
     purchase rights                -                                (2)
Dividends paid                    (25)                              (92)

Total change                     $256                            $   (1)

     Net inventories decreased $209 million in the quarter to $1.17 billion. The decrease was primarily due to the writedown of inventories of Pentium processors containing the floating point divide problem.

Inventories
(in millions)
                              October 1, 1994          December 31, 1994
Raw material                      $  347                     $  345
Work in process                      668                        528
Finished goods                       363                        296
Total net inventories             $1,378                     $1,169

     Capital spending was $760 million and depreciation was $282 million in Q4 1994. For 1994, capital spending was $2.44 billion and depreciation was $1.03 billion. The company expects 1995 capital spending to be about $2.9 billion and 1995 depreciation to be about $1.4 billion.
     Accounts receivable increased by $69 million in the quarter primarily as a result of record billings. The company's average-days-sales-outstanding was 48 at the end of Q4 1994 compared with 45 at the end of Q3 1994.
     During Q4 1994, the company repurchased 1.8 million shares of common stock at a cost of $111 million (including $65 million to repurchase 1.0 million shares in connection with the exercise of 1.0 million put warrants) and sold an additional 2.0 million put warrants for proceeds of $11 million. As of December 31, 1994, the company's potential put warrant obligation was $744 million to buy back 12.5 million shares of common stock. Of the total 55.0 million shares authorized for repurchase, approximately 24.6 million shares have been repurchased and 17.9 million shares of common stock remained available for repurchase under the stock repurchase program, after reserving shares to cover outstanding put warrants.
     Activity during the quarter related to put warrants and stock buybacks is as follows:

Increase/(Decrease)
(millions of shares)
                                                                                (Less)
                             Available For       Allocated To        Net
                             Stock Buybacks      Put Warrants     Available
10/1/94                          32.2                11.5          20.7
Put warrant sales                 -                   2.0          (2.0)
Stock buyback                    (0.8)                -            (0.8)
Put warrant exercises            (1.0)               (1.0)          -
12/31/94                         30.4                12.5          17.9

     Stockholders' equity increased by $215 million in Q4 1994. Changes in equity for Q4 and the 1994 year are summarized as follows:

Increase/(Decrease)
(in millions)
                                                   Twelve Months ended
                                 Q4 1994            December 31, 1994
Net income                        $ 372                   $2,288
Put warrant proceeds                 11                       76
Reclass of put warrant
     obligation, net               (122)                    (121)
Repurchase of stock                 (46)                    (593)
Dividends declared                  (25)                     (95)
Redemption of stock
     purchase rights                  -                       (2)
Sales of shares to employees,
     plus tax benefit and other      25                      214

Total increase                    $ 215                    $1,767


Key Microprocessor Prices
- -------------------------
(1,000 unit prices)

Pentium Processor.                Q4 94                Jan 3, 1995***
     100 MHz                       $935                   $905
      90 MHz                       $587                   $587
      75 MHz (TCP)                 $495                   $495
      66 MHz                     **$479                   $479
      60 MHz                     **$383                   $383

IntelDX4(tm)
     100 MHz                       $459                   $449
      75 MHz                       $382                   $356

IntelDX2(tm)
      66 MHz                       $199                   $158
      50 MHz (SQFP)                $149                   $102
      40 MHz (SQFP)                $149                   $102

Intel486 DX
      33 MHz (PQFP)                $149                   $102

IntelSX2
      50 MHz                       $102                   $ 75

Intel486 SX
      33 MHz                       $ 85                   $ 83
      25 MHz                       $ 78                   $ 77

**  These Q4 1994 prices were effective 10/31/94.
*** New prices are expected to be released in February.



Copies of this earnings release can be obtained by calling Intel's transfer agent, Harris Trust, at 1-800-298-0146 or through the following on-line services: CompuServe* (GO: Intel), and the Internet
(Address:  http://www.intel.com).
     Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking and communications products.


    *Other brands or products are trademarks or registered trademarks of their respective holders.


                           INTEL CORPORATION
                           -----------------
               CONSOLIDATED SUMMARY FINANCIAL STATEMENTS
               -----------------------------------------
                 (Millions, except per share amounts)
                 ------------------------------------

INCOME STATEMENT                 3 Months Ended       12 Months Ended
                              Dec. 31,  Dec. 25,    Dec. 31,  Dec. 25,
                                1994      1993        1994      1993
                               -------  --------     -------  --------
NET REVENUE                    $ 3,228  $ 2,389      $11,521  $ 8,782
                               -------  --------     -------  --------
Cost of Sales                    2,023      935        5,576    3,252
Research and Development           285      262        1,111      970
Marketing, General
  and Administrative               402      333        1,447    1,168
                               -------  --------     -------  --------
Operating Costs and Expenses     2,710    1,530        8,134    5,390
                               -------  --------     -------  --------
OPERATING INCOME                   518      859        3,387    3,392
Interest and Other                  67       55          216      138
                               -------  --------     -------  --------
INCOME BEFORE TAXES                585      914        3,603    3,530
Income Taxes                       213      320        1,315    1,235
                               -------  --------     -------  --------
NET INCOME                     $   372  $   594      $ 2,288  $ 2,295
                               =======  ========     =======  ========

EARNINGS PER SHARE             $  0.86  $  1.35      $  5.24  $  5.20
                               =======  ========     =======  ========

COMMON SHARES AND EQUIVALENTS      433      441          437      441

- --------------------------------------------------------------------
BALANCE SHEET                              At           At
(millions)                              Dec. 31,     Dec. 25,
                                          1994         1993
- --------------------------------------------------------------------
CURRENT ASSETS
- --------------
Cash and Short-Term
  Investments                           $ 2,410      $ 3,136
Accounts Receivable                       1,978        1,448
Inventories                               1,169          838
Deferred Tax Assets and Other               610          380
                                        -------      -------
  Total Current Assets                    6,167        5,802
Property, Plant and
  Equipment, Net                          5,367        3,996
Long-Term Investments                     2,127        1,416
Other Assets                                155          130
                                        -------      -------
  TOTAL ASSETS                          $13,816      $11,344
                                        =======      =======

CURRENT LIABILITIES
- -------------------
Short-Term Debt                         $   517      $   497
Accounts Payable and Accrued
  Liabilities                             1,809        1,345
Deferred Income on Shipments
  to Distributors                           269          200
Income Taxes Payable                        429          391
                                        -------      -------
  Total Current Liabilities               3,024        2,433
                                        -------      -------

LONG-TERM DEBT                              392          426
                                        -------      -------
DEFERRED TAX LIABILITIES                    389          297
                                        -------      -------
PUT WARRANTS                                744          688
                                        -------      -------

STOCKHOLDERS' EQUITY
- --------------------
Common Stock and Capital
in Excess of Par Value                    2,306        2,194
Retained Earnings                         6,961        5,306
                                        -------      -------
  Total Stockholders' Equity              9,267        7,500
                                        -------      -------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                    $13,816      $11,344
                                        =======      =======